EXHIBIT 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST DECLARES CASH DIVIDEND TO SHAREHOLDERS; ANNOUNCES ADOPTION OF BUY BACK PROGRAM AND SUSPENSION OF DIVIDEND REINVESTMENT PLAN;
PROVIDES UPDATE ON LOAN PORTFOLIO

Great Neck, New York - March 10, 2008 - BRT REALTY TRUST (NYSE:BRT) announced today that its Board of Trustees has declared a quarterly cash dividend of $.62 per share payable on April 3, 2008 to shareholders of record on March 24, 2008. With respect to the company’s dividend policy, Jeffrey Gould, President and CEO of BRT stated that it has been BRT’s policy to declare and pay to its shareholders 100% of its taxable income, including both ordinary taxable income and capital gains, within the time frames prescribed by the Internal Revenue Code, as amended, and the rules and regulations under the code. He commented that taxable income and capital gains income of BRT for calendar 2007 must be distributed by the end of October 2008 and that the present dividend is attributable to said 2007 earnings.

BRT also announced that its Board of Trustees has authorized the repurchase of up to 1,000,000 of BRT’s common shares in the open market from time to time, subject to applicable rules and regulations. BRT intends to appoint a brokerage firm as its agent in executing such transactions.

In view of the buy back program and the current market price of BRT’s common shares its Board of Trustees deems it advisable to suspend BRT’s Dividend Reinvestment Plan and terminate the stock purchase option provided for in the Dividend Reinvestment Plan. Accordingly, effective immediately the Dividend Reinvestment Plan of BRT is suspended and the optional purchase provision of the Dividend Reinvestment Plan is terminated.

BRT also announced the following with respect to changes in its loan and real estate portfolios from January 1, 2008 through March 10, 2008:

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Foreclosure proceedings have been completed with respect to a loan secured by 62 condominium units located in Miami Beach, FL and 18 condominium units located in West Palm Beach, FL. The loan was in the principal amount of approximately $11,600,000 at the time the foreclosure was completed. BRT has commenced a sales program with respect to these condominium units. Subject to completion of its usual quarterly review, management of BRT has determined that this asset is not impaired and no write down is required at this time.

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In February 2008, BRT received approximately $1,500,000 from the guarantor of a loan previously reported as non-earning in connection with a transaction whereby a BRT subsidiary received a deed in lieu of foreclosure to the property. The loan, which is secured by an 8.5 acre development parcel located in Daytona, FL, was in the original principal amount of $16,000,000. A $3,000,000 loan loss allowance was established with respect to this loan in the quarter ending December 31, 2007. The $1,500,000 payment will be used to reduce the outstanding balance of this asset. BRT is continuing its foreclosure action to wipe out junior liens against the property.

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In February, 2008 BRT sold an industrial property located in South Plainfield, N.J., for approximately $1,640,000 after costs and expenses. BRT acquired the property in a foreclosure proceeding in August 2007. BRT expects that this sale will result in a gain of approximately $260,000 in the quarter ending March 31, 2008.

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To date in the March 2008 quarter, BRT has received approximately $490,000 from the sale of four units at the Orlando, Florida condominium project taken back in foreclosure in November 2007. BRT is pursuing a sales program with respect to the remaining condominium units and, depending on market conditions, may rent units in the future.

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The interest due on February 1, 2008 with respect to five loans made to five borrowers under the control of the same principal was only partially paid and the interest due on March 1, 2008 has not been paid to date. The five loans, with an aggregate principal amount of approximately $62,400,000, are secured by seven separate, multi-family residential properties located in the State of Tennessee. The borrowers have retained a national financial advisor as agent to sell these properties. BRT has orally committed to acquire title to one of these properties, a 308 unit garden apartment project located in Chattanooga in payment of the $25.7 million loan secured by this property. BRT has been advised that an expression of interest has been received from the representative of a potential buyer for the other six properties. BRT has reached an oral arrangement with representatives of the borrowers to forebear from foreclosing on the seven properties for a short period of time in order to allow for a deed to be delivered to a subsidiary of the company for the Chattanooga property and the sale process to proceed on the other six properties. In return for the forbearance, the borrowers have orally agreed to deliver a deed in lieu of foreclosure to the property in Chattanooga, TN in satisfaction of the mortgage secured by this property and to have all operating cash flow from these seven properties paid currently to BRT under a tri-party management arrangement. If the deed to the Chattanooga property is not delivered within a reasonably short period of time and a contract of sale for the other six properties is not consummated within the same short time frame, then these loans, or a portion thereof, will be categorized as non-performing at March 31, 2008 and foreclosure proceedings will commence.

Jeffrey Gould stated that the Chattanooga property is a quality residential property which BRT believes provides an excellent investment opportunity. He also stated that he is hopeful that the other Tennessee properties which are generally well maintained and cash flow positive, will be subject to a contract of sale shortly and sales consummated by May 2008. He further commented that BRT will complete foreclosure actions and own and operate these properties if sales are not completed. In addition, based on its current analysis of the portfolio of Tennessee properties, BRT believes the value of the collateral is sufficient to satisfy the outstanding balance of each of these loans and, therefore, subject to completion of its usual quarterly review, no write down is required on these properties.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding payments of cash distributions, and the value of the collateral securing loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including, with respect to a non-performing loan, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg - (516) 466-3100

(08/BRPRESSRELEASEMAR10)